As filed with the Securities and Exchange Commission on May 29, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
OCEANEERING INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-2628227 (I.R.S. Employer Identification Number)
5875 North Sam Houston Parkway West, Suite 400 Houston, Texas (Address of Principal Executive Offices)	77086 (Zip Code)
2020 INCENTIVE PLAN OF OCEANEERING INTERNATIONAL, INC.
(As Amended and Restated Effective May 9, 2025)
(Full title of the plan)
Jennifer F. Simons
Senior Vice President, Chief Legal Officer and Secretary
Oceaneering International, Inc.
5875 North Sam Houston Parkway West, Suite 400
Houston, Texas 77086
(713) 329-4500
(Name, address and telephone number, including area code, of agent for service)
Copy to:
Carina L. Antweil
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
(713) 229-1234
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐	Emerging growth company	☐
Non-accelerated filer	☐	Smaller reporting company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

INTRODUCTORY STATEMENT
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Oceaneering International, Inc. (“Oceaneering”) in connection with the registration of 4,684,628 shares of Oceaneering’s common stock, par value $0.25 per share ( “Common Stock”), which includes (i) 484,628 shares of Common Stock previously authorized for award pursuant to the 2020 Incentive Plan of Oceaneering International, Inc. (the “Original Plan”) that remain available for issuance under the Original Plan as of the date hereof and (ii) 4,200,000 additional shares of Common Stock available for issuance pursuant to the 2020 Incentive Plan of Oceaneering International, Inc., as Amended and Restated May 9, 2025 (the “Amended and Restated Plan”).
Oceaneering previously registered 4,500,000 shares of Common Stock authorized for award pursuant to the Original Plan on a prior registration statement on Form S-8 filed by Oceaneering with the Securities Exchange Commission (the “Commission”) on May 15, 2020 (Registration No. 333-238325) (the “Prior Registration Statement”). On March 28, 2025, Oceaneering filed with the Commission Oceaneering’s definitive proxy materials for the 2025 annual stockholders’ meeting held on May 9, 2025 (the “Annual Stockholders’ Meeting”) for the purpose of, among other things, approving a proposal to adopt the Amended and Restated Plan, effective as of May 9, 2025 (the “Effective Date”). The Amended and Restated Plan amended and restated the Original Plan to, among other things, increase the number of shares of Common Stock authorized for award under the Amended and Restated Plan by 4,200,000 shares in addition to the shares of Common Stock remaining available for issuance under the Original Plan as of the Effective Date. The proposal to adopt the Amended and Restated Plan was approved by Oceaneering’s stockholders on May 9, 2025 at the Annual Stockholders’ Meeting. As a result, 4,684,628 shares of Common Stock are now available for issuance under the Amended and Restated Plan.
This Registration Statement relates to the same class as that to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form 8 under the Securities Act of 1933, as amended (the “Securities Act”) regarding registration of additional securities. In accordance with General Instruction E to Form S-8, Oceaneering hereby incorporates herein by reference the contents of the Prior Registration Statement, together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Oceaneering will provide to all participants in the Amended and Restated Plan the documents containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) of the Securities Act. Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
This Registration Statement incorporates by reference the following documents which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Oceaneering (File No. 1-10945):
1.    Oceaneering’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 24, 2025, as amended by the Form 10-K/A filed with the Commission on March 4, 2025;
2.    Oceaneering’s Definitive Proxy Statement on Schedule 14A for Oceaneering’s 2025 Annual Meeting of Stockholders (subject to the provisions thereof which provide that they are not incorporated by reference into Securities Act filings), filed with the Commission on March 28, 2025;
3.    Oceaneering’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on April 24, 2025;
4.    Oceaneering’s Current Report on Form 8-K filed with the Commission on May 9, 2025, as amended by the Form 8-K/A filed with the Commission on May 12, 2025; and
5.    The description of Oceaneering’s common stock contained in Oceaneering’s Registration Statement on Form 8‑A filed on November 20, 1991, as amended.
All reports and other documents filed with the Commission by Oceaneering pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, (excluding any information deemed to be furnished and not filed with the Commission) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.
Not Applicable.

Item 5. Interests of Named Experts and Counsel.
The opinion as to the legality of the securities registered hereunder is being given by Jennifer F. Simons, Senior Vice President, Chief Legal Officer and Secretary of Oceaneering. Ms. Simons is eligible to participate in the Amended and Restated Plan.
Item 6. Indemnification of Directors and Officers.
Delaware General Corporation Law
Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.
Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Bylaws
Article VI of Oceaneering’s amended and restated bylaws, as amended through November 17, 2022 (the “Bylaws”), provides that Oceaneering will indemnify and hold harmless each of its directors and officers, to the fullest extent applicable law permits, from and against any and all judgments, penalties, fines (including excise taxes), amounts paid in settlement and, subject to certain limitations, expenses arising out of any claim, other than a claim brought by or on behalf of Oceaneering or a related enterprise, by reason of the fact that: (1) such person is or was a director or an officer of Oceaneering; or (2) while a director or an officer, such person served, at the request of Oceaneering, as a director, officer, manager, administrator, employee, agent or representative of a related enterprise (any person described in item 1 or 2, is referred to as an “Eligible Indemnitee”). For claims brought by or on behalf of Oceaneering or a related enterprise, Oceaneering will indemnify an Eligible Indemnitee for all expenses reasonably incurred as a result of such claim if the Eligible Indemnitee is not adjudged liable under such claim or if the court making the adjudication of liability against the Eligible Indemnitee determines that despite such an adjudication, the circumstances in the case warrant that the Eligible Indemnitee be indemnified for expenses reasonably incurred. Article VI of the Bylaws also provides that Oceaneering may advance funds to an Eligible Indemnitee to cover expenses he or she incurs in defending against any action, suit or proceeding that may give rise to a right to indemnification upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Oceaneering. Oceaneering may, to the extent and in the manner applicable law permits, indemnify and advance expenses to persons other than present or former directors or officers of Oceaneering, when authorized by the Board of Directors of Oceaneering (the “Board”) or other appropriate corporate action.
Oceaneering has also entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements generally provide Oceaneering’s directors and executive officers with a contractual right of indemnification to the same extent provided by Section 145 of the DGCL and a contractual right to advancement of expenses consistent with the provisions of Article VI of the Bylaws.
Certificate of Incorporation
Additionally, Oceaneering’s restated certificate of incorporation, as amended (the “Certificate of Incorporation”), contains a provision that eliminates the personal liability of directors to Oceaneering or its stockholders for monetary damages for breach of the director’s fiduciary duty of care as a director. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of such director’s duty of loyalty to Oceaneering or to stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the declaration or payment of dividends in violation of Delaware law or in respect of any transaction from which that director receives an improper personal benefit.
Oceaneering also maintains directors’ and officers’ liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of Oceaneering.
Amended and Restated Plan
In addition, Section 6 of the Amended and Restated Plan provides that no member of the Board or the Compensation Committee of the Board or officer of Oceaneering who administers the Amended and Restated Plan shall be liable for anything done or omitted to be done by him or her in connection with the performance of duties under the Amended and Restated Plan, except for his or her own willful misconduct or as expressly provided by statute.

The discussion of the Certificate of Incorporation, the Bylaws, the Amended and Restated Plan and Section 145 of the DGCL included in this Item 6 is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
The following documents are filed as part of this Registration Statement or incorporated by reference herein:
Exhibit Index

				Registration or File Number	Form of Report	Report Date	Exhibit Number
*	3.01		Restated Certificate of Incorporation	1-10945	10-K	Dec. 2000	3.01
*	3.02		Certificate of Amendment to Restated Certificate of Incorporation	1-10945	8-K	May 2008	3.1
*	3.03		Certificate of Amendment to Restated Certificate of Incorporation	1-10945	8-K	May 2014	3.1
*	3.04		Amended and Restated Bylaws	1-10945	8-K	Nov. 2022	3.01
*	4.01		Specimen of Common Stock Certificate	1-10945	10-Q	Sep. 2018	4.3
	4.02	+	2020 Incentive Plan as Amended and Restated	1-10945	DEF 14A	Apr. 2025	Appendix A
	5.01		Opinion of Jennifer F. Simons
	23.01		Consent of Jennifer F. Simons (included in Exhibit 5.01)
	23.02		Consent of Independent Registered Public Accounting Firm
	24.01		Powers of Attorney (included on the signature page of this Registration Statement)
	107		Filing Fee Table

	*		Exhibit previously filed with the Securities and Exchange Commission, as indicated, and incorporated herein by reference.
	+		Management contract or compensatory plan or arrangement.

Item 9. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Oceaneering International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on the date indicated.

OCEANEERING INTERNATIONAL, INC.

Date:	May 29, 2025	By:	/S/ RODERICK A. LARSON
Roderick A. Larson
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Roderick A. Larson, Alan R. Curtis and Jennifer F. Simons, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in his or her capacity as a director or officer or both, as the case may be, of Oceaneering International, Inc., to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Oceaneering International, Inc. to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date
/S/ RODERICK A. LARSON	President, Chief Executive Officer and Director	May 29, 2025
Roderick A. Larson	(Principal Executive Officer)

/S/ ALAN R. CURTIS	Senior Vice President and Chief Financial Officer	May 29, 2025
Alan R. Curtis	(Principal Financial Officer)

/S/ CATHERINE E. DUNN	Vice President and Chief Accounting Officer	May 29, 2025
Catherine E. Dunn	(Principal Accounting Officer)

/S/ M. KEVIN MCEVOY	Chairman of the Board	May 29, 2025
M. Kevin McEvoy

/S/ KAREN H. BEACHY	Director	May 29, 2025
Karen H. Beachy

/S/ WILLIAM B. BERRY	Director	May 29, 2025
William B. Berry

/S/ DEANNA L. GOODWIN	Director	May 29, 2025
Deanna L. Goodwin

/S/ PAUL B. MURPHY, JR.	Director	May 29, 2025
Paul B. Murphy, Jr.

/S/ REEMA PODDAR	Director	May 29, 2025
Reema Poddar

/S/ JON ERIK REINHARDSEN	Director	May 29, 2025
Jon Erik Reinhardsen

/S/ STEVEN A. WEBSTER	Director	May 29, 2025
Steven A. Webster